Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Biopharmaceuticals, Inc.	Marlon Nurse, DM, SVP – Investor Relations
Peter R. Culpepper, CFO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30	Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS’ POSTER PRESENTATION ON PV-10 CLINICAL DATA FROM PHASE 1 STUDY FOR CANCERS OF THE LIVER SCHEDULED FOR THURSDAY, JULY 2, 2015 AT 17th WORLD CONGRESS ON GASTROINTESTINAL CANCER

Presentation Set for 10:30 to 11:00 a.m. and 4:55 to 5:25 p.m. Local Time

ESMO’S World Congress on Gastrointestinal Cancer Runs July 1-4, 2015, in Barcelona, Spain

KNOXVILLE, TN, May 14, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced today that the abstract titled, “Phase 1 Study of PV-10 for Chemoablation of Hepatocellular Cancer and Cancer Metastatic to the Liver,” to be presented at the European Society for Medical Oncology’s 17th World Congress on Gastrointestinal Cancer, is scheduled for Thursday, July 2, 2015 from 10:30 to 11:00 a.m. and 4:55 to 5:25 p.m. local time. Sanjiv S. Agarwala, MD, of St. Luke’s University Hospital and Health Network, Bethlehem, PA, will be the presenter.

Dr. Craig Dees, PhD, CEO of Provectus, said, “We are very pleased that Dr. Agarwala will be presenting this important information to the World Congress on Gastrointestinal Cancer. While our research into PV-10 as a treatment for melanoma continues, we are equally committed to determining its safety and efficacy in the treatment of other types of cancer. We are optimistic that PV-10 will prove to be a useful weapon against a wide variety of cancers.”

The ESMO 17th World Congress on Gastrointestinal Cancer will run from July 1 – 4, 2015 in Barcelona, Spain.

PV-10, a 10% solution of Rose Bengal that is currently being investigated as a potential cancer therapeutic, is designed for injection into solid tumors (intralesional administration).

About the European Society for Medical Oncology

The European Society for Medical Oncology (ESMO) is the leading European professional organization committed to advancing the specialty of medical oncology and promoting a multidisciplinary approach to cancer treatment and care.

ESMO’s mission is to advance cancer care and cure through fostering and disseminating good science that leads to better medicine and determines best practice.

ESMO’s scientific journal, Annals of Oncology, ranks among the top clinical oncology journals worldwide. ESMO events are the meeting place in Europe for medical oncologists to update their knowledge, to network and to exchange ideas.

To find out more about ESMO, please visit: www.esmo.org.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc. specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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